Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 16, 2010 with respect to the consolidated balance sheet of Toreador Resources Corporation and subsidiaries as of December 31, 2009, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2009, included in the Annual Report on Form 10-K/A for the year ended December 31, 2010 of Toreador Resources Corporation, which is incorporated by reference in this Amendment No. 1 to the Registration Statement of ZaZa Energy Corporation on Form S-4 (“Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Dallas, Texas
November 21, 2011